Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Second Quarter 2008 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended June 30, 2008 was a record $8,607,000, an increase of 6.4% compared to net income of $8,086,000 in the second quarter of 2007. Diluted earnings per share were a record $0.51 for the second quarter of 2008 compared to $0.48 for the second quarter of 2007, an increase of 6.3%.

For the six months ended June 30, 2008, net income totaled $16,372,000, a 4.9% increase from net income of $15,607,000 for the first six months of 2007. Diluted earnings per share for the first six months of 2008 were $0.97, compared to $0.93 for the first six months of 2007, an increase of 4.3%.

The Company’s annualized returns on average assets and average stockholders’ equity for the second quarter of 2008 were 1.13% and 16.65%, respectively, compared to 1.27% and 17.82%, respectively, for the second quarter of 2007. Annualized returns on average assets and average stockholders’ equity for the six months ended June 30, 2008 were 1.12% and 15.99%, respectively, compared with 1.23% and 17.47%, respectively, for the six months ended June 30, 2007.

Loans and leases were $2.01 billion at June 30, 2008 compared to $1.76 billion at June 30, 2007, an increase of 14.5%. Deposits were $2.31 billion at June 30, 2008 compared to $2.16 billion at June 30, 2007, an increase of 7.0%. Total assets were $3.06 billion at June 30, 2008, an 18.7% increase from $2.58 billion at June 30, 2007.

Stockholders’ equity was $211 million at June 30, 2008, an increase of 18.4% from $178 million at June 30, 2007, but a slight decrease from $213 million at March 31, 2008. Book value per share was $12.53 at June 30, 2008, an increase of 18.0% from $10.62 at June 30, 2007, but a slight decrease from $12.66 at March 31, 2008. Changes in stockholders’ equity and book value per share reflect earnings, dividends paid, stock option transactions and changes in unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common equity to assets was 6.89% as of June 30, 2008 compared to 6.90% as of June 30, 2007. Its ratio of tangible common equity to tangible assets was 6.71% as of June 30, 2008 compared to 6.68% as of June 30, 2007.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report records in both net income and earnings per share for the quarter just completed. This was accomplished by achieving strong revenue growth while maintaining favorable asset quality results.”

NET INTEREST INCOME

Net interest income for the second quarter of 2008 increased 22.4% to $23,603,000 compared to $19,291,000 for the second quarter of 2007. Net interest margin, on a fully taxable equivalent (“FTE”) basis, improved to 3.77% in the second quarter of 2008, an increase of 31 basis points from 3.46% in the second quarter of 2007 and an increase of eight basis points from 3.69% in the first quarter of 2008.

Net interest income for the six months ended June 30, 2008 increased 20.8% to $45,353,000 compared to $37,540,000 for the six months ended June 30, 2007. The Company’s net interest margin (FTE) for the first half of 2008 was 3.73%, an increase of 32 basis points from 3.41% in the first half of 2007.

Mr. Gleason stated, “Good growth in average earning assets, combined with continued improvement in our net interest margin, allowed us to achieve our sixth consecutive quarter of record net interest income in the quarter just ended. Early in the year, we stated that one of our goals for 2008 was to achieve record net interest income in each quarter, and this will continue to be an important goal.”

NON-INTEREST INCOME

Non-interest income for the second quarter of 2008 decreased 1.2% to $5,557,000 compared to $5,623,000 for the comparable quarter of 2007. Non-interest income for the six months ended June 30, 2008 was $10,682,000 compared to $11,582,000 for the six months ended June 30, 2007, a 7.8% decrease.

Service charges on deposit accounts, the Company’s largest source of non-interest income, were $2,967,000 in the second quarter of 2008, a decrease of 4.5% compared to $3,107,000 in the second quarter of 2007. Service charges on deposit accounts decreased 1.8% to $5,837,000 for the first half of 2008 compared with $5,942,000 for the first half of 2007.

Mortgage lending income was $636,000 in the second quarter of 2008, a decrease of 22.2% compared to $817,000 in the second quarter of 2008. Mortgage lending income was $1,309,000 in the first half of 2008, a 15.4% decrease from $1,548,000 in the first half of 2007.

Trust income was $629,000 in the second quarter of 2008, an increase of 18.5% compared to $531,000 in the second quarter of 2007. Trust income was $1,233,000 in the first half of 2008, a 23.8% increase from $996,000 in the first half of 2007.

Net gains from sales of investment securities and other assets were $206,000 in the second quarter of 2008 compared to a $47,000 net loss in the second quarter of 2007. Such gains were $134,000 for the first half of 2008 compared to $325,000 for the first half of 2007.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2008 was $13,442,000 compared to $11,876,000 for the second quarter of 2007, an increase of 13.2%. The Company’s efficiency ratio for the quarter ended June 30, 2008 improved to 42.1% compared to 46.1% for the second quarter of 2007.

Non-interest expense for the first six months of 2008 was $26,322,000 compared with $24,014,000 for the first six months of 2007, an increase of 9.6%. The Company’s efficiency ratio for the first six months of 2008 improved to 43.5% compared to 47.3% for the first six months of 2007.

Mr. Gleason stated, “We have a tradition of operating with excellent efficiency and a goal of continuing to improve our efficiency ratio over time. The 42.1% efficiency ratio achieved in the quarter just ended is our best quarterly efficiency ratio since becoming a public company in 1997.”

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 0.74% as of June 30, 2008 compared to 0.23% as of June 30, 2007 and 0.68% as of March 31, 2008. Nonperforming assets as a percent of total assets increased to 0.59% as of June 30, 2008 compared to 0.26% as of June 30, 2007 and 0.58% as of March 31, 2008. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.92% as of June 30, 2008, an increase from 0.53% as of June 30, 2007, but a decrease from 1.30% as of March 31, 2008.

The Company’s annualized net charge-off ratio for the second quarter of 2008 was 0.33%, an increase from 0.14% for the second quarter of 2007, but a decrease from 0.38% for the first quarter of 2008. The Company’s annualized net charge-off ratio was 0.35% for the first six months of 2008 compared to 0.15% for the first six months of 2007 and 0.24% for the full year of 2007.

The Company’s allowance for loan and lease losses increased to $23.4 million at June 30, 2008, or 1.16% of total loans and leases, compared to $18.7 million, or 1.07% of total loans and leases, at June 30, 2007 and $21.1 million, or 1.06% of total loans and leases, at March 31, 2008.

During the first two quarters of 2008, the Company increased its allowance for loan and lease losses due to changes in economic conditions and continued growth of its loan and lease portfolio. In the quarter just ended, the Company’s provision to the allowance for loan and lease losses was $4.0 million and net charge-offs were $1.6 million, compared to a provision of $1.3 million and net charge-offs of $0.6 million in the second quarter of 2007. In the first six months of 2008, the Company’s provision to the allowance for loan and lease losses was $7.3 million and net charge-offs were $3.4 million, compared to a provision of $2.4 million and net charge-offs of $1.3 million in the first six months of 2007.

Mr. Gleason commented, “During the first half of 2008, our asset quality metrics have been impacted by slower economic and housing market conditions which adversely affected some borrowers. However, we believe our loan and lease portfolio has performed relatively well. This is a result of our strong commitment to sound underwriting standards, thorough documentation, effective servicing and diligent collection efforts. We believe that our strong credit culture will continue to serve us well.”

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, July 11, 2008. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 54386315. The telephone playback will be available through July 31, 2008, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goals and expectations for achieving record net interest income in each quarter of 2008, continuing to improve its efficiency ratio over time, and continuing to be well served by its strong credit culture.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, potential legislation including legislation intended to protect homeowners, changes in the value and volume of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	% Change	2008	2007	% Change
Income statement data:
Net interest income	$23,603	$19,291	22.4%	$45,353	$37,540	20.8%
Provision for loan and lease losses	4,000	1,250	220.0	7,325	2,350	211.7
Non-interest income	5,557	5,623	(1.2)	10,682	11,582	(7.8)
Non-interest expense	13,442	11,876	13.2	26,322	24,014	9.6
Net income	8,607	8,086	6.4	16,372	15,607	4.9

Common stock data:
Net income per share – diluted	$0.51	$0.48	6.3%	$0.97	$0.93	4.3%
Net income per share – basic	0.51	0.48	6.3	0.97	0.93	4.3
Cash dividends per share	0.12	0.10	20.0	0.24	0.20	20.0
Book value per share	12.53	10.62	18.0	12.53	10.62	18.0
Diluted shares outstanding (thousands)	16,865	16,834		16,862	16,830
End of period shares outstanding (thousands)	16,834	16,771		16,834	16,771

Balance sheet data at period end:
Total assets	$3,062,117	$2,580,545	18.7%	$3,062,117	$2,580,545	18.7%
Total loans and leases	2,011,921	1,756,383	14.5	2,011,921	1,756,383	14.5
Allowance for loan and lease losses	23,432	18,747	25.0	23,432	18,747	25.0
Total investment securities	768,180	575,433	33.5	768,180	575,433	33.5
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	503	765	(34.2)	503	765	(34.2)
Total deposits	2,307,475	2,155,643	7.0	2,307,475	2,155,643	7.0
Repurchase agreements with customers	43,903	45,063	(2.6)	43,903	45,063	(2.6)
Other borrowings	413,654	120,807	242.4	413,654	120,807	242.4
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Stockholders’ equity	210,897	178,081	18.4	210,897	178,081	18.4
Loan and lease to deposit ratio	87.19%	81.48%		87.19%	81.48%

Selected ratios:
Return on average assets(a)	1.13%	1.27%		1.12%	1.23%
Return on average stockholders’ equity(a)	16.65	17.82		15.99	17.47
Average equity to total average assets	6.77	7.10		7.03	7.06
Net interest margin – FTE(a)	3.77	3.46		3.73	3.41
Overhead ratio(a)	1.76	1.86		1.81	1.90
Efficiency ratio	42.10	46.12		43.51	47.26
Net charge-offs to average loans and leases(a)	0.33	0.14		0.35	0.15
Nonperforming loans and leases to total loans and leases	0.74	0.23		0.74	0.23
Nonperforming assets to total assets	0.59	0.26		0.59	0.26
Allowance for loan and lease losses to total loans and leases	1.16	1.07		1.16	1.07

Other information:
Non-accrual loans and leases	$14,878	$4,022		$14,878	$4,022
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	3,147	2,685		3,147	2,685

(a) Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	9/30/06	12/31/06	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08
Earnings Summary:
Net interest income	$17,774	$17,523	$18,249	$19,291	$19,671	$20,406	$21,751	$23,603
Federal tax (FTE) adjustment	1,196	912	848	838	899	974	1,691	2,767
Net interest income (FTE)	18,970	18,435	19,097	20,129	20,570	21,380	23,442	26,370
Provision for loan and lease losses	(550)	(900)	(1,100)	(1,250)	(1,100)	(2,700)	(3,325)	(4,000)
Non-interest income	5,680	6,434	5,959	5,623	5,419	5,975	5,125	5,557
Non-interest expense	(11,707)	(12,506)	(12,138)	(11,876)	(11,732)	(12,507)	(12,881)	(13,442)
Pretax income (FTE)	12,393	11,463	11,818	12,626	13,157	12,148	12,361	14,485
FTE adjustment	(1,196)	(912)	(848)	(838)	(899)	(974)	(1,691)	(2,767)
Provision for income taxes	(3,187)	(3,196)	(3,449)	(3,702)	(3,856)	(3,437)	(2,905)	(3,111)
Net income	$8,010	$7,355	$7,521	$8,086	$8,402	$7,737	$7,765	$8,607

Earnings per share - diluted	$0.48	$0.44	$0.45	$0.48	$0.50	$0.46	$0.46	$0.51

Non-interest Income:
Service charges on deposit accounts	$2,540	$2,768	$2,834	$3,107	$3,075	$3,176	$2,871	$2,967
Mortgage lending income	792	744	731	817	594	526	672	636
Trust income	486	550	465	531	565	661	604	629
Bank owned life insurance income	463	471	465	478	487	489	489	499
Gains on sales of investment securities	718	1,341	337	-	77	106	20	-
Gains (losses) on sales of other assets	42	(145)	35	(47)	38	461	(93)	206
Other	639	705	1,092	737	583	556	562	620
Total non-interest income	$5,680	$6,434	$5,959	$5,623	$5,419	$5,975	$5,125	$5,557

Non-interest Expense:
Salaries and employee benefits	$6,993	$7,360	$7,310	$7,016	$6,936	$7,399	$7,332	$7,624
Net occupancy expense	1,732	1,900	1,971	1,967	2,059	2,101	2,074	2,183
Other operating expenses	2,917	3,181	2,792	2,827	2,671	2,942	3,410	3,569
Amortization of intangibles	65	65	65	66	66	65	65	66
Total non-interest expense	$11,707	$12,506	$12,138	$11,876	$11,732	$12,507	$12,881	$13,442

Allowance for Loan and Lease Losses:
Balance at beginning of period	$17,332	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063
Net charge-offs	(542)	(541)	(671)	(631)	(780)	(2,210)	(1,819)	(1,631)
Provision for loan and lease losses	550	900	1,100	1,250	1,100	2,700	3,325	4,000
Balance at end of period	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432

Selected Ratios:
Net interest margin - FTE(b)	3.34%	3.22%	3.35%	3.46%	3.45%	3.47%	3.69%	3.77%
Overhead ratio(b)	1.88	1.99	1.94	1.86	1.79	1.84	1.84	1.76
Efficiency ratio	47.49	50.29	48.44	46.12	45.14	45.72	45.09	42.10
Net charge-offs to average loans and leases(b)	0.14	0.13	0.16	0.14	0.17	0.47	0.38	0.33
Nonperforming loans and leases/total loans and leases	0.21	0.34	0.25	0.23	0.19	0.35	0.68	0.74
Nonperforming assets/total assets	0.15	0.24	0.27	0.26	0.22	0.36	0.58	0.59
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.60	0.60	0.84	0.53	0.45	1.14	1.30	0.92

(b) Annualized based on actual days.

	Quarter Ended			Six Months Ended
	June 30, 2008			June 30, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$338	$3	3.50%	$354	$7	3.99%
Investment securities:
Taxable	397,700	5,445	5.51	399,173	11,135	5.61
Tax-exempt – FTE	432,395	7,881	7.33	330,629	12,685	7.72
Loans and leases – FTE	1,983,749	35,110	7.12	1,955,167	71,123	7.32
Total earning assets – FTE	2,814,182	48,439	6.92	2,685,323	94,950	7.11
Non-earning assets	257,390			243,750
Total assets	$3,071,572			$2,929,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$603,723	$2,275	1.52%	$560,032	$4,401	1.58%
Time deposits of $100,000 or more	971,901	9,655	4.00	941,439	20,085	4.29
Other time deposits	536,663	5,197	3.89	509,336	10,446	4.12
Total interest bearing deposits	2,112,287	17,127	3.26	2,010,807	34,932	3.49
Repurchase agreements with customers	41,661	163	1.57	42,230	429	2.05
Other borrowings	442,025	3,947	3.59	424,428	7,801	3.70
Subordinated debentures	64,950	832	5.15	64,950	1,975	6.12
Total interest bearing liabilities	2,660,923	22,069	3.34	2,542,415	45,137	3.57
Non-interest bearing liabilities:
Non-interest bearing deposits	186,831			168,554
Other non-interest bearing liabilities	15,886			12,141
Total liabilities	2,863,640			2,723,110
Stockholders’ equity	207,932			205,963
Total liabilities and stockholders’ equity	$3,071,572			$2,929,073

Net interest income – FTE		$26,370			$49,813
Net interest margin – FTE			3.77%			3.73%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217